Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statements

We have audited the accompanying statements of revenues and certain operating expenses (the “Statements”) of LaGrange Marketplace (the “Property”) for the years ended December 31, 2013 and 2012.

Management’s Responsibility for the Statements

Management is responsible for the preparation and fair presentation of these Statements, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on July 25, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statements were prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 13, 2014

LaGrange Marketplace

Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (Unaudited) and the Years Ended December 31, 2013 and 2012

	Three Months Ended March 31, 2014	Years Ended December 31,
		2013	2012
	(unaudited)
REVENUES:
Rental Income	$87,163	$335,410	$298,225
Tenant reimbursements and other income	21,286	104,891	80,879

Total Revenues	108,449	440,301	379,104

CERTAIN OPERATING EXPENSES:
Property operating	16,757	71,293	59,998
Real estate taxes	8,413	29,279	37,095
Repairs and maintenance	190	12,923	2,688
Other	3,416	20,645	31,213

Total Certain Operating Expenses	28,776	134,140	130,994

Excess of Revenues Over Certain Operating Expenses	$79,673	$306,161	$248,110

See accompanying notes to statements of revenues and certain operating expenses.

LaGrange Marketplace

Notes to Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (Unaudited) and Years Ended December 31, 2013 and 2012

1.	Business and Purchase and Sales Agreement

On July 25, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., acquired LaGrange Marketplace, LLC, which owns LaGrange Marketplace (the “Property”), a 76,594 square foot grocery-anchored shopping center located in LaGrange, Georgia for a purchase price of approximately $3.7 million. The Property is 92% occupied and is anchored by a Food Depot store which occupies approximately 61% of the total rentable square feet of the center through a lease that was originally for 5 years and is currently in its first five-year option period expiring in April 2018 with four five-year options remaining.

2.	Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of March 31, 2014 (unaudited) and December 31, 2013 and 2012:

Tenant	March 31, 2014	December 31, 2013	December 31, 2012
Food Depot	39.01%	40.38%	45.46%
Rite Aid	17.95%	18.58%	20.91%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of March 31, 2014 (unaudited) and December 31, 2013 and 2012.

LaGrange Marketplace

Notes to Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (Unaudited) and Years Ended December 31, 2013 and 2012

(continued)

The weighted average remaining lease terms for tenants at the property was 4.36 years as of March 31, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of March 31, 2014 (unaudited) and December 31, 2013 were as follows:

	Twelve Months Ending March 31,	Years Ending December 31,
	(unaudited)
2014	$—	$355,200
2015	352,859	349,851
2016	352,336	319,325
2017	304,454	294,975
2018	291,458	172,841
2019	133,177	94,177
Thereafter	223,764	159,900

	$1,658,048	$1,746,269

The above schedule takes into consideration all renewals and new leases executed subsequent to March 31, 2014 until August 13, 2014.